EXHIBIT 10.2

Reorganization Agreement

January 19, 2006

This Reorganization Agreement is entered between Yangling Daiying Biotech & Pharmaceutical Group Co., Ltd (Yangling) and Hunan Ze An Pharmaceutical Co., Ltd (used to be named “Hunan Jin Jin Pharmaceutical Co., Ltd)(Ze An Pharmaceuticals) and its shareholders Zhongyu Lu, Aibin Chen and Weiliang Wu (Shareholders of Ze An Pharmaceuticals).

Yangling Daiying Biotech & Pharmaceutical Group Co., Ltd (Yangling), a corporation registered at Shaanxi Province, located at #10 Tai Cheng South Rd., Yangling High-tech Demonstration Zone, Shaanxi, P.R. China. The legal representative of Yangling is Wenxia Guo.

Hunan Ze An Pharmaceutical Co., Ltd (Ze An Pharmaceuticals), a company registered at Hunan Province, located at An Xiang Industrial Park, An Xian County, Hunan, P.R. China. The legal representative of Ze An Pharmaceuticals is: Zhongyu Lu.

In order to optimize company’s resources, promote the cross-province development, satisfy the requirements of the market, Yangling and Ze An Pharmaceuticals would like to reorganize subject to terms and conditions hereunder after carefully considering the advantages of the two parties:

1.
Yangling and Ze An Pharmaceuticals agree to reorganize with the other party based on the principles of equality, free-will and mutual benefit. The Agreement shall be construed in accordance with the laws of People’s Republic of China. Zongyu Lu is the legal representative of Ze An Pharmaceuticals and has been fully authorized to sign this agreement by all the shareholders of Ze An Pharmaceuticals.

2.	Yangling and Ze An Pharmaceuticals has acknowledged and confirmed that Shareholders of Ze An Pharmaceuticals invested totally eight million Ren Min Bi (RMB) to Ze An Pharmaceuticals as its capitals.

3.
Yangling shall invest 1,440,000 RMB in cash to purchase 18% of shares of Ze An Pharmaceuticals held by Weiliang Wu. Yangling shall invest 1,960,000 RMB in cash and 120,900 shares of common stocks of Worldwide Biotech & Pharmaceutical Company (WWBP) which is worth of 1,000,000 RMB (the share price of the WWBP’s common stocks is $1 per share, the exchange rate for RMB is $1 US for 8.27 RMB based on the foreign exchange rate on December 31, 2004) agreed by both Yangling and Ze An Pharmaceuticals to purchase 37% of shares of Ze An Pharmaceuticals held by Zhongyu Lu. Yangling shall grant 96,700 shares of common stocks of WWBP which is worth of 0.8 million RMB (the share price of WWBP’s common stocks is $1 per share, the foreign exchange rate for RMB is $1 US for 8.27 RMB on December 31, 2004) to purchase the shares of Ze An Pharmaceuticals held by Aibin Chen, which is 10% of shares of Ze An Pharmaceutical held by Aibin Chen.

After the reorganization, the capital structure of Ze An Pharmaceuticals is: Yangling controls 65% total shares of Ze An Pharmaceuticals, Aibin Chen controls 20% total shares of Ze An Pharmaceuticals and Zhongyu Lu controls 15% total shares of Ze An Pharmaceuticals.

4.	Compensations in Cash and Stocks:

a)	Upon closing of transaction: Yangling shall pay 720,000 RMB in cash to Weiliang Wu, Yangling shall pay 980,000 RMB in cash to Zhongyu Lu.

b)
It’s the responsibility of Yangling to grant WWBP’s common stocks. Construed and permitted by security laws and all other related laws of the United States, Yangling shall issue 120,900 shares of common stocks of Worldwide Biotech & Pharmaceutical Company to Zhongyu Lu and issue 96,700 shares of common stocks of Worldwide Biotech & Pharmaceutical Company to Aibin Chen.

c)
With the cooperation of Ze An Pharmaceuticals, Yangling shall be responsible to change the registration of Ze An Pharmaceuticals required by Chinese government and related laws, when these processes are done, Yangling shall pay Weiliang Wu 720,000 RMB of cash and Zhongyu Lu 500,000 RMB of cash.

d)
Shareholders of Ze An Pharmaceuticals acknowledge that there’s no any undisclosed debt, obligations, capital lost, any ongoing lawsuit and potential lawsuit against Ze An Pharmaceuticals, otherwise, Shareholders of Ze An Pharmaceuticals shall undertake all responsibilities.

e)
The company after reorganization shall hire international accounting firm to audit financials of Ze An Pharmaceuticals. When the audited financials is completed under the cooperation of Shareholders of Ze An Pharmaceuticals, Yangling shall pay Zhongyu Lu 480,000 RMB of cash.

5.	Yangling has the right to assign the legal representative for the Board of Directors of the reorganized company.

6.	The reorganized company shall be governed by Chinese Corporation Law and the Article of Corporation, operation activities shall under the supervision, instruction and inspection of Yangling.

7.
When the reorganization transaction is closed, the reorganized company shall be a holding company of Yangling, any business and operation activities shall be governed by Chinese Laws and regulations and shall comply with Yangling’s business plan.

8.	The Agreement shall be executed when all the parties signed this agreement. The Agreement can be amended with written agreement by both Yangling and Ze An Pharmaceuticals.

9.
Breaches of the agreement: If there’s any party breaches any terms of the agreement, the other party have the right to terminate the contract and request for compensation of all related damages, any disputes shall be resolved through arbitration or legal proceedings. The contract is governed by Chinese law and under the jurisdiction of the court in Xi’an.

10.	The Agreement is executed in six of counterparts, each party hold two copies and the other two copies were back up at the related authorities.

Yangling: Yangling Daiying Biotech & Pharmaceutical Co., Ltd.

Legal Representative: Wenxia Guo

Signature: //s//Wenxia Guo

Ze An Pharmaceuticals: Hunan Ze An Pharmaceutical Co. Ltd.

Legal Representative

Or Authorized Representative: Zhongyu Lu

Signature: //s// Zhongyu Lu

Date: January 19, 2006